News Release

FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:
April 29, 2014	Rodger A. McHargue at (812) 238-6334

First Financial Corporation reports 1st Quarter 2014 results

TERRE HAUTE, INDIANA – First Financial Corporation (NASDAQ:THFF) today announced results for the three months ended March 31, 2014. Net income of $7.8 million increased 1.8% compared to $7.7 million for the same period of 2013. Return on assets for the first quarter of 2014 was 1.03% compared to 1.05% for the three months ended March 31, 2013.

Net interest income for the first quarter of 2014 was $27.1 million, a 3.7% increase, from the $26.2 million reported for the same period of 2013. The net interest margin at March 31, 2014 was 4.10%, compared to 4.09% reported at March 31, 2013.

The provision for loan losses for the three months ended March 31, 2014 was $1.96 million compared to the $3.02 million provision for the first quarter of 2013. Net charge-offs were $1.39 million for the first quarter of 2014 compared to a net recovery in 2013 of $1.04 million.

Non-interest income for the three months ended March 31, 2014 and 2013 was $10.1 million and $9.9 million, respectively. Gain on sale of loans decreased $587 thousand while the income from service charges on deposits and other service fees increased by virtually the same amount.

Non-interest expense for the three months ended March 31, 2014 was $23.7 million compared to $22.1 million in 2013. The expansion of the branch network in the last half of 2013 resulted in increased occupancy and equipment expense as well as a 4% increase in full-time equivalent employees when comparing the first quarters of 2014 and 2013.

Total loans at March 31, 2014 stood at $1.78 billion compared to the $1.82 billion reported the same time a year ago. Deposits increased by $157.2 million to $2.5 billion at March 31, 2014 from March 31, 2013. Reduced demand for loans allowed for the reduction of Federal Home Loan Bank borrowings by $76.4 million during this period.

Book value per share for the first quarter of 2014 was $29.90, a 5.16% increase from $28.43 at March 31, 2013. Shareholders’ equity increased 5.54% to $399.3 million from $378.4 million on March 31, 2013.

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.

CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except per share data)

	March 31, 2014	December 31, 2013
	(unaudited)
ASSETS
Cash and due from banks	$83,988	$71,033
Federal funds sold	9,791	4,276
Securities available-for-sale	921,165	914,560
Loans:
Commercial	1,037,518	1,042,138
Residential	481,663	482,377
Consumer	265,428	268,033
	1,784,609	1,792,548
Less:
Unearned Income	(635)	(1,120)
Allowance for loan losses	(20,408)	(20,068)
	1,763,566	1,771,360
Restricted Stock	21,057	21,057
Accrued interest receivable	11,451	11,554
Premises and equipment, net	50,655	51,449
Bank-owned life insurance	79,444	79,035
Goodwill	39,489	39,489
Other intangible assets	4,656	4,935
Other real estate owned	4,806	5,291
FDIC Indemnification Asset	754	1,055
Other assets	41,720	43,624
TOTAL ASSETS	$3,032,542	$3,018,718

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$535,333	$506,815
Interest-bearing:
Certificates of deposit of $100 or more	171,165	179,177
Other interest-bearing deposits	1,800,516	1,772,799
	2,507,014	2,458,791
Short-term borrowings	35,710	59,592
Other borrowings	38,214	58,288
Other liabilities	52,275	55,852
TOTAL LIABILITIES	2,633,213	2,632,523

Shareholders’ equity
Common stock, $.125 stated value per share;
Authorized shares-40,000,000
Issued shares-14,538,132 in 2014 and 14,516,113 in 2013
Outstanding shares-13,355,272 in 2014 and 13,343,029 in 2013	1,812	1,811
Additional paid-in capital	71,315	71,074
Retained earnings	364,914	357,083
Accumulated other comprehensive income (loss)	(8,551)	(13,969)
Less: Treasury shares at cost-1,182,860 in 2014 and 1,173,084 in 2013	(30,161)	(29,804)
TOTAL SHAREHOLDERS’ EQUITY	399,329	386,195
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,032,542	$3,018,718

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollar amounts in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
	(unaudited)	(unaudited)
INTEREST INCOME:
Loans, including related fees	$22,218	$23,454
Securities:
Taxable	4,444	3,214
Tax-exempt	1,746	1,770
Other	416	504
TOTAL INTEREST INCOME	28,824	28,942
INTEREST EXPENSE:
Deposits	1,290	1,742
Short-term borrowings	14	20
Other borrowings	378	1,007
TOTAL INTEREST EXPENSE	1,682	2,769
NET INTEREST INCOME	27,142	26,173
Provision for loan losses	1,960	3,021
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	25,182	23,152
NON-INTEREST INCOME:
Trust and financial services	1,489	1,526
Service charges and fees on deposit accounts	2,484	2,254
Other service charges and fees	2,839	2,500
Securities gains/(losses), net	—	4
Insurance commissions	1,913	1,963
Gain on sales of mortgage loans	376	963
Other	1,010	667
TOTAL NON-INTEREST INCOME	10,111	9,877
NON-INTEREST EXPENSE:
Salaries and employee benefits	14,096	13,596
Occupancy expense	1,925	1,522
Equipment expense	1,658	1,501
FDIC Expense	487	557
Other	5,539	5,023
TOTAL NON-INTEREST EXPENSE	23,705	22,199
INCOME BEFORE INCOME TAXES	11,588	10,830
Provision for income taxes	3,757	3,137
NET INCOME	7,831	7,693
OTHER COMPREHENSIVE INCOME (LOSS)
Change in unrealized gains/losses on securities, net of reclassifications and taxes	5,303	(1,667)
Change in funded status of post retirement benefits, net of taxes	115	214
COMPREHENSIVE INCOME (LOSS)	$13,249	$6,240
PER SHARE DATA
Basic and Diluted Earnings per Share	$0.59	$0.58
Weighted average number of shares outstanding (in thousands)	13,349	13,300

Key Ratios	For the Three Months Ended
	March 31,	March 31,
	2014	2013
Return on average assets	1.03%	1.05%
Return on average common shareholder's equity	7.90%	8.21%
Average common shareholder's equity to average assets	13.08%	12.79%
End of period tangible common equity to tangible assets	11.89%	11.53%
Book value per share	$29.90	$28.43
Tangible book value per share	$26.60	$25.34
Risk-based capital - Tier 1	16.63%	15.82%
Risk-based capital - Total	17.56%	16.97%
Net interest margin	4.10%	4.09%
Efficiency Ratio	62.30%	59.25%
Net charge-offs to average loans and leases	0.31%	(0.23)%
Loan and lease loss reserve to loans and leases	1.14%	1.39%
Nonperforming assets to loans and leases	1.44%	2.63%

Asset Quality	For the Three Months Ended
	March 31,	March 31,
	2014	2013
Accruing loans and leases past due 90 days or more	$1,153	$1,262
Nonaccrual loans and leases	19,798	38,132
Other real estate owned	4,806	7,752
Total nonperforming assets	$25,757	$47,146